CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the use of our report dated October 17, 1996 on the financial statements and financial highlights of Merriman Flexible Bond Fund, Merriman Growth & Income Fund, Merriman Capital Appreciation Fund, Merriman Asset Allocation Fund, Merriman Leveraged Growth Fund, and Merriman Investment Trust. Such financial statements appear in the 1996 Annual Report to Shareholders which is incorporated by reference in the Prospectus and in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of Merriman Investment Trust. We also consent to the references to our Firm in the Registration Statement and Prospectus.

                                                TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 9, 1997